UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                       Date of Report
                       (Date of earliest    July 11, 1997
                       event reported):



                       JOHNSON WORLDWIDE ASSOCIATES, INC.
             (Exact name of Registrant as specified in its charter)




                         Commission File Number 0-16255


                  Wisconsin                              39-1536083
    (State or other jurisdiction of                   (I.R.S. Employer
        incorporation or organization)               Identification No.)


                 1326 Willow Road, Sturtevant, Wisconsin  53177
          (Address of principal executive offices, including zip code)


                                 (414) 884-1500
              (Registrant's telephone number, including area code)

   Item 2  Acquisition or Disposition of Assets


   On July 11, 1997, Johnson Beteiligungsgesellschaft mbH ("JB"), a second-tier subsidiary of Johnson Worldwide Associates, Inc. ("JWA"), acquired all of the issued and outstanding shares of capital stock ("Uwatec Stock") of Uwatec AG, a company incorporated under the laws of Switzerland ("Uwatec"), pursuant to a Share Purchase Agreement, dated July 11, 1997 (the "Purchase Agreement"), by and between JWA, JB and Heinz Ruchti and Karl Leemann (collectively, the "Shareholders"). JB's acquisition of the Uwatec Stock as well as the consummation of the transactions related thereto is referred to herein as the "Acquisition".

   Pursuant to the Purchase Agreement, JB acquired the Uwatec Stock from the Shareholders for (i) $22,465,000 in cash at the closing of the Acquisition; (ii) the Swiss Franc equivalent of $2,000,000 in cash payable on July 11, 2000; (iii) the Swiss Franc equivalent of $8,000,000 in cash payable on January 1, 2002; (iv) additional payments of up to an aggregate of $1,267,000 for certain Uwatec inventory that is based on Uwatec's actual usage of such inventory after the Acquisition; (v) additional payments based on Uwatec's pretax profit (as defined in the Purchase Agreement) for the years ending December 31, 1997, 1998 and 1999; and (vi) an additional payment of $2,000,000 if Uwatec's pretax profit in each of the years ending December 31, 1997, 1998 and 1999 equals or exceeds specified levels. Interest on the amounts paid by JB to the Shareholders pursuant to clauses (ii), (iii) and (iv) above accrues from March 26, 1997 at the rate of six percent (6%) per annum and is payable annually. The purchase price paid by JB for the Uwatec Stock was determined on the basis of arms' length negotiations between the parties. JWA and/or JB have paid or accrued approximately $800,000 of direct acquisition costs.

   In connection with the Acquisition, JB entered into (i) a long-term product development and intellectual property agreement with an unaffiliated party with which Uwatec conducts business and (ii) an employment agreement with Heinz Ruchti, a key employee of Uwatec and one of the owners of the Uwatec Stock prior to the Acquisition.

   To provide interim financing for the Acquisition, retire existing debt of Uwatec and to pay costs associated with the Acquisition, JWA borrowed $25,000,000 from existing banking facilities with The First National Bank of Chicago and certain other financial institutions and loaned such funds to JB. Committed permanent financing for the Acquisition, in the form of $25,000,000 of JWA's unsecured senior notes (the "Senior Notes") bearing interest at 7.15%, will be issued October 15, 1997, at which time any amounts borrowed under JWA's existing facilities will be repaid. The Senior Notes will have annual principal payments of $2,000,000 to $7,000,000 beginning October 15, 2001 with a final payment due October 15, 2007. Simultaneous with the commitment of the Senior Notes, JWA executed a cross currency swap, effectively denominating in Swiss francs all of the principal and interest payments required under the Senior Notes. The fixed, effective interest rate to be paid on the Senior Notes as a result of the cross currency swap is 4.32%.

   The Purchase Agreement is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference. The brief summary of the material provisions of such agreement set forth above is qualified in its entirety by reference to the Purchase Agreement filed as an exhibit hereto.

   Uwatec manufactures and markets premium electronic diving computers and other instruments in Europe, North America and the Pacific. JWA has no present plans to make significant changes in Uwatec's business.

   Item 7  Financial Statements and Exhibits

   (a)     Financial Statements of Business Acquired

   It is impractical for JWA to provide the required financial statements for Uwatec at the time this Current Report on Form 8-K is filed. The required financial statements for Uwatec will be filed as soon as practicable but in no event later than September 24, 1997.

   (b)     Pro Forma Financial Information

   It is impractical for JWA to provide the required pro forma financial information at the time this Current Report on Form 8-K is filed. The required pro forma financial information will be filed as soon as practicable but in no event later than September 24, 1997.

   (c)     Exhibits

   The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K

                                   SIGNATURES




   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   JOHNSON   WORLDWIDE    ASSOCIATES,
                                   INC.



         Date:  July 26, 1997     By:  /s/ Carl G. Schmidt

                                       Carl G. Schmidt
                                       Senior Vice President and
                                       Chief Financial Officer,
                                       Secretary and Treasurer

                       JOHNSON WORLDWIDE ASSOCIATES, INC.


                            EXHIBIT INDEX TO FORM 8-K
                           Report Dated July 11, 1997




                              Exhibit

       (2) Share Purchase Agreement by and between Johnson Beteiligungsgesellschaft mbH, Johnson Worldwide Associates, Inc. and Heinz Ruchti and Karl Leeman (the selling shareholders of Uwatec AG), dated July 11, 1997.*


    ___________________
        * The schedules and exhibits to this document are not being filed herewith. The Registrant agrees to furnish supplementally a copy of any such schedule or exhibit to the Securities and Exchange Commission upon request.